Exhibit 99.1

NEWS RELEASE

FOR RELEASE WEDNESDAY SEPTEMBER 21 AT 6 P.M. EST

CONTACTS:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949.598.6160	949.598.6404
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI Systems Corporation Reports Fiscal 2004 Results

Lake Forest, CA (September 21, 2005)... MAI Systems Corporation (MAIY.PK) announces its Fiscal 2004 results. Revenue, Net Loss and Net Loss per share for the period from January 1, 2004 to October 31, 2004 and for the period from November 1, 2004 to December 31, 2004 was $16.3 million and $3.8 million, respectively, $1.2 million and $37,000, respectively, and $0.08 and $0.00, respectively; versus revenues $19.3 million, Net income of $0.4 million and Net Income per share of $0.02 for the year ended December 31, 2003.

W. Brian Kretzmer, CEO of MAI Systems Corporation, commented, “We made important strides in 2004, including the recapitalization of our company by the management team and our largest creditor effective November 1, 2004, which resulted in the application of purchase accounting as of such date. In connection with the recapitalization transaction, we recorded non-cash charges of approximately $1.2 million and $140,000 for the periods from January 1, 2004 to October 31, 2004 and for the period from November 1, 2004 to December 31, 2004, respectively.  Without consideration of these non cash charges, we were profitable for fiscal 2004.  Our revenue increased modestly from $19.4M in 2003 to $20.1M in 2004 representing an important step in the right direction as we began to ship our newly developed suite of corporate applications in the second half of 2004. Our gross profit increased by approximately $0.7M from 2003 as compared to 2004.  However, this increase was offset by an increase in development spending of $0.9M in 2004 as we continue to increase our investment and commitment to development and complete our new products and bring them to market.”

MAI Systems Corporation, headquartered in Lake Forest, California has worldwide offices for Hotel Information Systems, Inc. sales and service. Hotel Information Systems, Inc. provides total enterprise management solutions, improving critical operations and profitability for global lodging organizations. For information on the Company’s innovative hospitality solutions, call toll-free 800-497-0532, or visit the Hotel Information Systems website at www.hotelinfosys.com.  MAI Systems Corporation can be found at www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

MAI SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			For the Periods
	For the Years Ended December 31,		Jan. 1, 2004 –	Nov. 1, 2004 –
(in thousands, except per share data)	2002	2003	Oct. 31, 2004	Dec. 31, 2004
Revenue:
Software	$4,585	$3,855	$3,223	$766
Network and computer equipment	996	485	386	87
Services	16,356	15,006	12,708	2,901
Total revenue	21,937	19,346	16,317	3,754

Direct costs:
Software	437	587	381	111
Network and computer equipment	770	370	318	79
Services	5,713	4,563	3,823	872
Total direct costs	6,920	5,520	4,522	1,062

Gross profit	15,017	13,826	11,795	2,692

Selling, general and administrative expenses	9,363	9,596	7,656	1,771
Research and development costs	3,307	2,828	3,039	669
Amortization of intangibles	134	—	—	96
Stock compensation charge	—	—	188	—
Other operating expense	212	62	64	28
Operating income	2,001	1,340	848	128

Interest income	5	2	1	—
Interest expense (including debt modification charge)	(1,495)	(1,219)	(1,966)	(147)
Other non-operating expense	(64)	(81)	(26)	(2)

Income (loss) from continuing operations before income taxes	447	42	(1,143)	(21)
Income tax benefit (expense)	(30)	311	(15)	(16)
Income (loss) from continuing operations	417	353	(1,158)	(37)
Discontinued operations:
Loss on disposal of discontinued operations	(1,021)	—	—	—
Loss from discontinued operations	(746)	—	—	—
Total loss from discontinued operations	(1,767)	—	—	—

Net income (loss)	$(1,350)	$353	$(1,158)	$(37)

Income (loss) per share:

Continuing Operations:
Basic income (loss) per share	$0.03	$0.02	$(0.08)	$—

Diluted income (loss) per share	$0.03	$0.02	$(0.08)	$—

Discontinued Operations:
Basic (loss) per share	$(0.13)	$—	$—	$—

Diluted (loss) per share	$(0.13)	$—	$—	$—

Net income (loss) per share:

Basic income (loss) per share	$(0.10)	$0.02	$(0.08)	$—

Diluted income (loss) per share	$(0.10)	$0.02	$(0.08)	$—

Weighted average common shares used in determining income (loss) per share:

Basic	13,945	14,538	14,676	57,848
Diluted	13,945	14,838	14,676	57,848

# # #